                                            Rule 424(b)2
                                            Registration Statement No. 333-44309

PROSPECTUS SUPPLEMENT
(to Prospectus Dated January 21, 1998)

                                  $400,000,000

[KELLOGG LOGO]                   KELLOGG COMPANY

                        5 3/4% EXTENDIBLE NOTES DUE 2001

                          ---------------------------

                             ISSUE PRICE: 101.425%

                          ---------------------------

     The 5 3/4% Extendible Notes due 2001 (the "Notes") of Kellogg Company (the "Company") will bear interest from and including February 4, 1998 to, but not including, February 2, 2001 (the "Initial Maturity Date") initially at a rate per annum equal to 5 3/4%. If the Notes are extended beyond the Initial Maturity Date as provided herein, the interest rate on the Notes will be reset as provided herein. Under the circumstances provided herein, the holder of the Notes will have the option to extend the maturity of the Notes until February 2, 2005. See "Description of Notes."

     The Notes will not be redeemable on or prior to the Initial Maturity Date. The Notes will be redeemable, in whole or in part, at the option of the Company at any time after the Initial Maturity Date at the redemption prices set forth herein. See "Description of Notes -- Redemption."

     The Notes will be represented by certificates registered in the name of the nominee of The Depository Trust Company (the "Depository"). Beneficial interests in such certificates will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Owners of beneficial interests in the certificates representing the Notes will be entitled to physical delivery of Notes in certificated form in the amount of their respective beneficial interests only under the limited circumstances described herein. See "Book-Entry, Delivery and Form."
                          ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

     Lehman Brothers Inc. is acting as agent of the Company in arranging for the purchase of the Notes. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of the Depository in New York, New York, on or about February 4, 1998, against payment therefor in immediately available funds.

                          ---------------------------

                                LEHMAN BROTHERS

           The date of this Prospectus Supplement is January 30, 1998

                              RECENT DEVELOPMENTS

     On January 30, 1998, Kellogg Company (the "Company") announced its financial results for the year ended December 31, 1997. The Company's net earnings for the year ended December 31, 1997 were $546.0 million, up 3 percent from $531.0 million for the year ended December 31, 1996. The Company's net sales for the year ended December 31, 1997 were $6.83 billion, up 2 percent from $6.68 billion for the year ended December 31, 1996. As of December 31, 1997, the Company had total assets of $4.88 billion, long-term debt of $1.42 billion and total shareholders' equity of $997.5 million.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes, estimated to be approximately $405,350,000, will be used to refund outstanding commercial paper. All such commercial paper matures within 90 days of the date hereof and has an average yield to maturity of 5.74%.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes (which represent a series of, and are referred to in the accompanying Prospectus as, "Debt Securities") supplements and, to the extent, if any, inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus to which reference is hereby made. The particular terms of the Notes offered by this Prospectus Supplement are described herein. Certain capitalized terms used herein are defined under "-- Definitions" or in the accompanying Prospectus.

     The Notes will be issued under an Indenture, dated as of August 1, 1993, between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms.

     The Notes will be limited to $400,000,000 aggregate principal amount. The Notes will be unsecured and unsubordinated and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

HOLDER OF THE NOTES

     On the issue date of the Notes, a trust (the "Trust") will acquire all of the Notes. The Trust will sell certificates (the "Certificates") that represent fractional undivided ownership interests in the Trust and will entitle the holders thereof to certain distributions from the Trust in respect of the Notes and any permitted investments that may be acquired by the Trust. The Certificates are not being offered for sale hereby. The Trust will also sell a call option (the "Call") to Lehman Brothers Inc. or one of its affiliates (the "Callholder") representing the right to purchase from the Trust on the Initial Maturity Date all, but not less than all, of the Notes upon payment of a specified call price.

     Under the terms of the Trust, Certificateholders will have no right to direct the trustee of the Trust (the "Certificate Trustee") to exercise the option to extend the maturity of the Notes (the "Extension Option") described below; the Certificate Trustee as the beneficial owner of the Notes will be directed solely by the Callholder upon the exercise of the Call. If the Call has not been exercised in accordance with its terms by the Callholder, the Certificate Trustee, acting on behalf of the Trust, will not exercise (and Certificateholders will have no right to direct the Certificate Trustee to exercise) the Extension Option.

     Under the terms of the Call and the Trust Agreement, Certificateholders will not be entitled to terminate the Trust or cause the sale or other disposition of the Notes without the consent of the Callholder. In the event of the occurrence of a payment default on the Notes or the insolvency or bankruptcy of the Company, unless the Callholder agrees to exercise the Call, the Certificate Trustee will direct Lehman Brothers Inc. to sell all of the Notes and the proceeds therefrom will be distributed as provided in the agreement governing the Trust.
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Upon any sale or other disposition of the Notes occurring after the initial sale and other than upon exercise of the Extension Option, the Extension Option shall expire.

MATURITY

     If, on the Determination Date, the CMT Rate is greater than the Minimum Reference Rate, the Notes will mature on the Initial Maturity Date at 100% of their principal amount plus accrued and unpaid interest. If, on the Determination Date, the CMT Rate is less than or equal to the Minimum Reference Rate, the Certificate Trustee, acting on behalf of the Trust, may elect to extend the term of the Notes to the Final Maturity Date and reset the rate at which the Notes will bear interest as described below. If the CMT Rate is less than or equal to the Minimum Reference Rate and the Certificate Trustee, acting on behalf of the Trust, does not elect to extend the maturity of the Notes, the Notes will mature on the Initial Maturity Date at a price equal to the greater of (x) 100% of their principal amount plus accrued and unpaid interest and (y) the price of a hypothetical four-year corporate debt security issued for settlement on the Initial Maturity Date and maturing on the Final Maturity Date, with a coupon paid semi-annually at the Minimum Reference Rate and a yield to maturity equal to the CMT Rate.

     For purposes of calculating the CMT Rate and certain other calculations described herein, the Company has entered into a Calculation Agency Agreement dated February 4, 1998 (the "Calculation Agency Agreement") with Lehman Brothers Inc. (the "Calculation Agent," which expression shall include any successor as Calculation Agent under the Calculation Agency Agreement). The Calculation Agent shall calculate the CMT Rate as of the Determination Date and shall notify the Company, the Certificate Trustee and the Trustee of the CMT Rate, the applicable redemption price for the Notes and, if applicable, the fixed interest rate applicable following the Initial Maturity Date (collectively, the "Determinations"), on the date of such calculation. The Trustee shall in turn notify the holder of the Notes of the Determinations as soon as practicable after its receipt of the Determinations.

     The calculation by the Calculation Agent of the Determinations shall, in the absence of manifest error, be binding on the Company, the Trustee and the holder of the Notes, and, absent negligence or bad faith no liability shall attach to the Calculation Agent in connection with any such calculation. The Calculation Agency Agreement contains provisions for the indemnification of the Calculation Agent and for its relief from responsibility in connection with certain matters. The Calculation Agent is entitled to enter into financial or other transactions with the Company as freely as if it were not an agent under the Calculation Agency Agreement. In acting under the Calculation Agency Agreement, the Calculation Agent will act solely as agent for the Company and will not assume any obligation to or relationship of agency or trust for or with the holder of the Note. The Company reserves the right at any time to vary or terminate the appointment of the Calculation Agent, provided that it will at all times maintain a Calculation Agent.

     Not later than the eighth Business Day prior to the Initial Maturity Date, the Calculation Agent shall notify the Trustee, the Company and the Certificate Trustee by facsimile (i) of the CMT Rate and (ii) if the CMT Rate is less than or equal to the Minimum Reference Rate on the Determination Date, that the Certificate Trustee, acting on behalf of the Trust, shall be entitled to exercise the Extension Option. Not later than the eighth Business Day prior to the Initial Maturity Date, the Company shall notify the Trustee, the Certificate Trustee and the Callholder of the Spread. If the Company does not so notify, the Notes will mature on the Initial Maturity Date at a price equal to the greater of (x) 100% of their principal amount plus accrued and unpaid interest and (y) the price of a hypothetical four-year corporate debt security issued for settlement on the Initial Maturity Date and maturing on the Final Maturity Date, with a coupon paid semi-annually at the Minimum Reference Rate and a yield to maturity equal to the CMT Rate. In order to validly exercise the Extension Option, the Certificate Trustee must notify the Company and the Trustee by facsimile of such exercise not later than 5:00 P.M., New York City time, on the sixth Business Day prior to the Initial Maturity Date. Except as provided in the next succeeding sentence, any exercise of the Extension Option shall be irrevocable. In the event that the Callholder fails to deposit the call price with the Certificate Trustee by 5:00 p.m., New York City time, on the fourth Business Day prior to the Initial Maturity Date, the Company shall purchase the Notes on the Initial Maturity Date at a price equal to 100% of the principal amount plus accrued and unpaid interest.

     As described above, Certificateholders will have no right to direct the Certificate Trustee to exercise the Extension Option; the Certificate Trustee will be directed solely by the Callholder upon the exercise of the Call. If the Call has not been exercised in accordance with its terms by the Callholder, the Certificate Trustee, acting on behalf of the Trust, will not exercise (and Certificateholders will have no right to direct the Certificate Trustee to exercise) the Extension Option. Upon any sale or other disposition of the Notes occurring after the initial sale and other than upon exercise of the Extension Option, the Extension Option shall expire.

INTEREST

     The Notes will bear interest from and including February 4, 1998 to, but not including, the Initial Maturity Date at 5 3/4%. If the CMT Rate is less than or equal to the Minimum Reference Rate on the Determination Date and the Notes are extended at the election of the holder thereof, the Notes will bear interest from and including the Initial Maturity Date to, but not including, the Final Maturity Date at a rate per annum equal to the sum of (i) the Minimum Reference Rate and (ii) the Spread. Interest will be payable, in arrears, on February 2 and August 2 of each year and at maturity, commencing August 2, 1998 and will be payable to the persons in whose names the notes were registered at the close of business on the preceding January 17 and July 17, respectively. See "Book-Entry, Delivery and Form."

REDEMPTION

     The Notes will not be redeemable on or prior to the Initial Maturity Date. The Notes will be redeemable, in whole or in part, at the option of the Company at any time and from time to time after the Initial Maturity Date at a redemption price equal to the greater of (i) 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date and (ii) the sum of the present values of the remaining scheduled payments of interest on and principal of the Notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (a) the yield to maturity on the U.S. Treasury securities of comparable term and (b) 0.25%.

     The Notes will not be subject to any sinking fund.

DEFINITIONS

     "Business Day" means any day that is not a Saturday or Sunday and that in New York City is not a day on which banking institutions are generally authorized or required by law or executive order to be closed for business.

     "CMT Rate" means, with respect to the Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "...TSY Constant Maturities and Money Mkts...Fed H.15 Daily" under the column for the Designated CMT Maturity Index. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on such date, then the CMT Rate for such Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related date, then the CMT Rate on such Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Rate) for the Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the Business Day next following the Determination Date, then the Calculation Agent shall determine and use the Treasury Yield for calculations.

     "Designated CMT Maturity Index" means four years (calculated based on the straight line interpolation of the three- and five-year CMT Rates).

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on page 7055 (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant maturities as reported in H.15(519) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)).

     "Determination Date" means the ninth Business Day preceding the Initial Maturity Date.

     "Initial Maturity Date" means February 2, 2001.

     "Final Maturity Date" means February 2, 2005.

     "Minimum Reference Rate" means 5.633%.

     "Spread" means the number of basis points (which shall be no less than zero) determined by the Company in its sole discretion.

     "Treasury Yield" means the rate equal to a straight-line interpolation of the then current "on the run" three-and five-year U.S. Treasury securities, as found on Telerate Page 500 for the day preceding the Determination Date at 5:00 p.m., New York City time. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M. on the Determination Date, then the Treasury Yield shall be equal to the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as announced by the United States Department of the Treasury for Treasury securities having a maturity of four years. In the event that the results of the auction of Treasury securities having a maturity of four years are not reported as provided by 3:00 P.M., New York City time, on such Determination Date, or if no such auction is held in a particular week, then the Treasury Yield will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Determination Date, of three leading primary United States government securities dealers selected by the Company, for the issue of Treasury securities with a remaining maturity closest to four years.

                         BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (the "Depository"). Except as provided below, owners of beneficial interests in the certificates will not be entitled to have the Notes registered in their names and will not receive or be entitled to receive physical delivery of the Notes in definitive form. Unless and until definitive Notes are issued, holders of the Notes will not be recognized as such by the Trustee. Hence, until such time, holders of the Notes will only be able to exercise the rights of holders indirectly through the Depository and its participating organizations. Except as set forth below, the certificates representing the Notes may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository has advised the Company that it is a limited-purpose trust company organized under the State of New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depository holds securities that its participants deposit with it and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

     The Depository advises that, pursuant to the procedures established by it,
(i) upon the issuance of the Notes by the Company, the Depository will credit the accounts of participants designated by Lehman Brothers Inc., as agent, or the Company with the amount of the Notes purchased, and (ii) ownership of beneficial interests in the certificates representing the Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants' interests) and the participants and the indirect participants (with respect to beneficial owners' interests). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in such certificates is limited to such extent.

     Neither the Company, the Trustee, any paying agent, nor the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the certificates representing the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Notes registered in the name of the Depository's nominee will be made by the Trustee to the Depository's nominee as the registered owner of the certificates relating to the Notes, respectively. The Indenture provides that the Company and the Trustee will treat the persons in whose names the Notes are registered (the Depository or its nominee) as the owners of such Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the certificates relating to the Notes, respectively. The Depository has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit the accounts of the participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the certificates relating to the Notes, respectively, as shown on the records of the Depository. Payments by participants and indirect participants to owners of beneficial interests in the certificates relating to the Notes, respectively, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

     If the Depository is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for the total amount of the certificates representing such Notes. In addition, the Company may at any time determine not to have Notes represented by certificates and, in such event, will issue Notes in definitive form in exchange for the total amount of the certificates representing such Notes. In addition, if any event shall have happened and be continuing that constitutes or, after notice or lapse of time or both, would constitute an Event of Default with respect to the Notes, the holders of such Notes will be entitled to receive Notes, as the case may be, in certificated form in exchange for the Book-Entry Note or Notes representing the Notes. In any such instance, an owner of a beneficial interest in such certificates will be entitled to physical delivery in definitive form of Notes equal in amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in fully registered form without coupons.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Set forth below is a summary of certain U.S. federal income tax considerations relevant to the purchase, beneficial ownership and disposition of a Note purchased at initial issuance and held as a capital asset, but does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase a Note. This summary deals only with owners of Notes that are (i) citizens or residents of the United States or any State or political subdivision thereof, (ii) corporations, partnerships and other business entities created or organized under the laws of the United States, (iii) estates the income of which is subject to United States federal income taxation regardless of its source, and (iv) trusts if a court within the

United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantive decisions (each, a "U.S. Holder"). This summary does not address investors that may be subject to special rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, persons whose functional currency is not the United States dollar, and persons that will hold a Note as part of a "straddle" or "conversion transaction" for federal income tax purposes or otherwise as part of an integrated transaction.

     This summary is based on laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change, with possible retroactive effect. No ruling from the Internal Revenue Service (the "IRS") will be sought with respect to the Notes, and the IRS could take a contrary view with respect to the matters described below. This summary supplements the discussion contained in the Prospectus Supplement under the heading "Certain United States Federal Income Tax Considerations," and supersedes that discussion to the extent inconsistent therewith. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

OVERVIEW

     The Notes provide for unconditional redemption by the Company on the Initial Maturity Date, subject to the ability of the Noteholder, under certain circumstances, to extend the maturity of the Note to the Final Maturity Date. As described below under the headings "-- Term of the Notes" and "-- Exercise of the Extension Option," although for corporate law purposes the Notes are treated as debt instruments that mature on the Final Maturity Date, for federal income tax purposes the Notes should be treated as debt instruments with a term that ends on the Initial Maturity Date (the "Initial Notes") that are exchangeable for new debt instruments (the "Reset Notes") that are issued on the Initial Maturity Date and mature on the Final Maturity Date. In addition, as discussed below under the heading "-- Tax Treatment of the Initial Notes," because the Initial Notes may be redeemed on the Initial Maturity Date at a contingent price in excess of par, the Initial Notes should be treated as "contingent payment debt instruments" ("CPDIs") for federal income tax purposes.

TERM OF THE NOTES

     The Notes provide for an Initial Maturity Date on which the Company is unconditionally required to redeem the Notes in full, and provides the Noteholder with the option to extend the maturity of the Notes to the Final Maturity Date. Under certain Treasury regulations, a "significant modification" of a debt instrument is treated as an exchange (which may be taxable) of the original (unmodified) debt instrument for the modified debt instrument. The Noteholder's exercise of its ability to extend the maturity of the Notes to the Final Maturity Date would be treated as a "modification" for this purpose. Such a modification would be treated as a "significant modification" that gives rise to a deemed exchange if the extension is deemed to cause a "material deferral of scheduled payments." The Treasury regulations provide that the materiality of a deferral depends on all of the facts and circumstances, including the length of the deferral, the original term of the instrument, the amounts of the payments that are deferred, and the time period between the modification and the actual deferral of payments. A "safe harbor" in the regulations provides that a deferral is not material if, in general, the deferred payments are unconditionally payable within a period that begins on the original due date and extends to the earlier of five years later or a period equal to 50% of the original term of the instrument.

     The Notes provide for repayment of principal after three years and, if they are extended, the repayment of principal will be deferred for an additional four years. Thus, the Notes will not qualify for the safe harbor described above. Although not free from doubt, the deferral of principal for four years upon exercise of the extension option should be treated as a "material deferral of scheduled payments" within the meaning of the Treasury regulations and therefore should cause the Initial Notes to be deemed for federal income tax purposes to be exchanged for the Reset Notes on the Initial Maturity Date. If, nevertheless, the extension of the Notes is not treated as a material deferral of scheduled payments on the Initial Notes, the Initial Notes would still be deemed for federal income tax purposes to be exchanged for the Reset Notes if the yield on the Reset Notes varies from the Initial Notes' yield (or possibly their "comparable yield," determined as discussed below) by more than the greater of (i) 25 basis points (1/4 of one percent) or (ii) 5% of the yield of the Initial Notes.

     Because the Notes either will be redeemed by their terms on the Initial Maturity Date or should be treated as exchanged for federal income tax purposes on such date (and therefore effectively redeemed), the Initial Notes should be treated as having a term of three years. If the IRS were to successfully assert that the maturity date of the Initial Notes is not the Initial Maturity Date but instead is the Final Maturity Date, inclusions by U.S. Holders of original issue discount on the Notes could differ from the amounts described below under the heading "-- Accruals of Original Issue Discount on the Initial Notes." Prospective investors should consult their tax advisors regarding the term of the Notes for federal income tax purposes.

TAX TREATMENT OF THE INITIAL NOTES

     Characterization of the Initial Notes as CPDIs. The definition of a CPDI generally includes debt instruments that provide for contingent payments and which are not expressly excluded from the CPDI rules. The Initial Notes provide for the possibility of a payment on the Initial Maturity Date whose amount is not fixed on the Original Issue Date; moreover, the Initial Notes do not bear interest at a rate or rates that would cause them to be excluded from the CPDI rules. Accordingly, the Notes should be treated as CPDIs for federal income tax purposes. Under the Treasury regulations governing CPDIs, accruals of income, gain, loss and deduction with respect to CPDIs are determined under the "noncontingent bond" method, described below.

     Accruals of Original Issue Discount on the Initial Notes. Under the noncontingent bond method, U.S. Holders of the Notes will accrue original issue discount ("OID") over the term of the Note based on the Note's "comparable yield." In general, the comparable yield of a CPDI is equal to the yield at which its issuer would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including level of subordination, term, timing of payments, and general market conditions. If a hedge of the CPDI is available that, if integrated with the CPDI, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield generally will be equal to the yield on the synthetic debt instrument. Alternatively, if such a hedge is not available, but debt instruments of the issuer trade at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the value of the benchmark rate on the issue date and the spread. Under the noncontingent bond method, the issuer's reasonable determination of a comparable yield is generally respected and binding on holders of the CPDI.

     As described above under the heading" -- Term of the Notes," for purposes of determining the comparable yield of the Notes, the term of the Notes for federal income tax purposes should be treated as the period between the Original Issue Date and the Initial Maturity Date. Based on this term, the comparable yield of the Notes (the "Comparable Yield") should be equal to 5.733% on a bond-equivalent yield basis (compounded semi-annually, based on a 30/360 convention).

     Accordingly, U.S. Holders will generally accrue OID in respect of the Notes at a rate equal to the Comparable Yield. The amount of OID allocable to each semi-annual accrual period will be the product of the "adjusted issue price" of the Initial Notes at the beginning of each such semi-annual accrual period and the Comparable Yield. The "adjusted issue price" of the Initial Notes at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of U.S. Holder, less any payments made on the Notes on or before the first day of the accrual period. The amount of OID includible in the income of each U.S. Holder for each taxable year will generally equal the sum of the "daily portions" of the total OID on the Notes allocable to each day during the taxable year on which a U.S. Holder held the Notes. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period.

     Under the noncontingent bond method, the comparable yield of a CPDI is used to construct an assumed payment schedule that produces the comparable yield. The assumed payment schedule consists of all noncontingent payments due on the CPDI and assumed amounts of all contingent payments due on the

CPDIs. If continent payments are based on market information, the relative amount of each assumed payment is based on the amount that a party would agree to pay an unrelated party, as of the issue date of the CPDI, for the right to each such contingent payment on the date the contingent payment is made. Under this method, and assuming a term for the Initial Notes ending on the Initial Maturity Date, the assumed payment schedule for the Notes is: a payment equal to 2.843% of the Principal Amount on August 2, 1998, a payment equal to 2.875% of the Principal Amount on each of February 2 and August 2, 1999 and February 2 and August 2, 2000 and a final payment (the "Assumed Final Payment") equal to 104.239% of the Principal Amount on February 2, 2001 (which is the Initial Maturity Date). Under the noncontingent bond method, the assumed payment schedule is not revised to account for changes in circumstances that occur while the Notes are outstanding. The Comparable Yield and the assumed payment schedule (including the assumed final payment) are used to determine accruals of OID for tax purposes only and are not assurances by the Company with respect to the actual yield or payments on the Notes and do not necessarily represent the Company's expectations regarding the Note's yield or the amount of the Final Maturity Payment.

     If the actual amounts of contingent payments are different from the amounts reflected on the assumed payment schedule, a U.S. Holder will be required to make adjustments in its OID accruals when such amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as "positive adjustments"; adjustments arising from contingent payments that are less than the assumed amounts are referred to as "negative adjustments." Positive and negative adjustments are netted for each taxable year with respect to each CPDI. Any net positive adjustment for a taxable year will be treated as additional OID income of the U.S. Holder. Any net negative adjustment will reduce any OID on the Initial Note for the taxable year that would otherwise accrue. Any excess then will be treated as a current-year ordinary loss to the U.S. Holder. Positive and negative adjustments described in this paragraph have no effect on a U.S. Holder's basis or the Initial Notes' adjusted issue price.

     Sale, Exchange or Retirement of the Initial Notes. Upon a sale or exchange of an Initial Note, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale or exchange (less any accrued interest, which would be taxable as such) and the U.S. Holder's tax basis in the Note. Such gain or loss will generally be treated as OID income or ordinary loss. However, any loss in excess of the amount of the U.S. Holder's total OID inclusions will be treated as a capital loss. If a U.S. Holder does not exercise the extension option, and the actual amount of the payment on the Initial Maturity Date is different than the Assumed Final Payment, the U.S. Holder will generally recognize a positive adjustment or negative adjustment as described above.

EXERCISE OF THE EXTENSION OPTION

     If a U.S. Holder exercises the extension option and either the Initial Notes or the Reset Notes are not treated as securities for federal income tax purposes, then a U.S. Holder would recognize gain or loss equal to the difference between (i) the "issue price" of the Reset Note, except to the extent a portion of such Reset Note is allocable to accrued but unrecognized interest on the Initial Note, which portion will be taxed as ordinary income, and (ii) the U.S. Holder's adjusted tax basis in its Initial Note (determined as discussed above under the heading "-- Accruals of Original Issue Discount on the Initial Notes."). The character of such gain or loss (as capital gain or loss, or as ordinary income) would also generally be determined as described above in the same heading. In such a case, U.S. Holders will have an initial tax basis in the Reset Note equal to its issue price.

     If, on the other hand, a U.S. Holder exercises the extension option and both the Initial Notes and the Reset Notes are treated as securities for federal income tax purposes, then a U.S. Holder would not recognize any loss but would recognize any gain (i) to the extent a portion of the Reset Note is allocable to accrued but unrecognized interest in respect of the Initial Note, which portion will be taxed as ordinary income, and (ii) to the extent that the issue price of the Reset Note exceeds the U.S. Holder's adjusted tax basis in its Initial Note. The character of such gain or loss (as capital gain or loss, or as ordinary income) would generally be determined as described above under the heading "-- Accruals of Original Issue Discount on the Initial Notes." In such event, a U.S. Holder will have a tax basis in the Reset Note equal to its tax basis in the Initial Note plus any gain recognized.

     Whether a debt instrument qualifies as a security for federal income tax purposes depends on an overall evaluation of the nature of the debt instrument at the time it is issued (or deemed to be issued), with the term of the debt instrument usually regarded as the most important factor. Under current law, debt instruments with a five-year term or less generally do not qualify as securities for federal income tax purposes, whereas debt instruments with a ten-year term or more generally do qualify. As discussed above, although the Notes are treated for corporate law purposes as a debt instrument that matures on the Final Maturity Date, if the extension option is exercised, for federal income tax purposes the Initial Notes will be treated as exchanged for the Reset Notes. Accordingly, the Initial Notes should be treated as having an original maturity of three years and the Reset Notes should be treated as issued with a maturity of four years. Thus, it is unlikely that the Initial Notes or the Reset Notes qualify as securities for federal income tax purposes.

     The issue price of the Reset Notes will depend upon whether the Notes are treated as "traded on an established market" within the sixty-day period ending thirty days after the Initial Maturity Date. If the Notes are treated as traded on an established market within such period, their issue price will generally be equal to their trading price. If the Notes are not treated as traded on an established market within such period, the issue price of the Reset Notes will generally equal their principal amount so long as the Interest Rate on the Reset Notes is at least equal to the "applicable federal rate" (a rate published monthly by the IRS).

     In general, the Notes will be treated as traded on an established market if
(i) the Notes are listed on certain qualifying interdealer quotation systems or foreign securities exchanges, (ii) the Notes appear on a system of general circulation that provides a reasonable basis to determine their fair market value, or (iii) price quotations for the Notes are readily available from dealers, brokers or traders. Lehman Brothers Inc., as agent has advised the Company that it is unlikely that the Notes initially will be traded on an established market, although the Notes could trade on an established market in the sixty-day period ending thirty days after the Initial Maturity Date. Prospective investors should consult with their tax advisors with respect to the federal income tax consequences to them of electing to extend the maturity of the Notes.

TAX TREATMENT OF THE RESET NOTES

     Stated Interest. U.S. Holders of Reset Notes will include payments of stated interest received on the Reset Notes in accordance with their method of accounting, as ordinary interest income.

     Original Issue Discount or Premium on Reset Notes. If the Notes are treated as traded on an established market within the sixty-day period ending thirty days after the Initial Maturity Date, and the issue price of a Reset Note is determined to be less than its principal amount by more than a de minimis amount, then such Reset Note will be treated as issued with original issue discount, which the U.S. Holder would generally include an income as it accrues on a constant yield basis over the term of the Reset Note. If the issue price of a Reset Note is determined to be greater than its principal amount, then such Reset Note will be treated a issued with "amortizable bond premium," which such U.S. Holder may elect to deduct on a constant yield basis over the Reset Note's term as an offset to interest income. If the Notes are not treated as traded on an established market within the sixty-day period ending thirty days after the Initial Maturity Date, the Reset Notes will not be treated as issued at a premium, and will not be treated as issued at a discount (and therefore will be treated as issued for their principal amount) so long as the Interest Rate on the Reset Notes is at least equal to the "applicable federal rate" (a rate published monthly by the IRS).

     Sale, Exchange or Retirement of Reset Notes. In general, a U.S. Holder of a Reset Note will have a tax basis in such Note equal to the issue price of such Note, increased by any amount includible in income by such holder as OID and reduced by any amortized bond premium and any payments other than payments of stated interest on such Reset Note. Upon a sale, exchange or retirement of a Reset Note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest which would be taxable as such) and the U.S. Holder's tax basis in the Reset Note. Such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Reset Note for more than one year of the time of disposition.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number (either the holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including OID) and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished.

                              PLAN OF DISTRIBUTION

     The Notes will be placed by Lehman Brothers Inc., as agent (the "Agent") with the Trust at a price equal to 101.425% of the principal amount of the Notes.

     The Notes are a new issue of securities with no established trading market. Without the consent of the Callholder or until the occurrence of a payment default on the Notes or the insolvency or bankruptcy of the Company, the Notes may not be sold or otherwise disposed of by the Trust. The Company has been advised by the Agent that, in the event of any sale or other disposition of the Notes by the Trust or by the Callholder after exercise of the Call, the Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to whether a trading market in the Notes will develop or as to the liquidity of any trading market for the Notes. The Notes will not be listed on any securities exchange.

     The Agent and its affiliates may engage in transactions with, and perform services for, the Company and its subsidiaries in the ordinary course of business.

PROSPECTUS

                                KELLOGG COMPANY

                                DEBT SECURITIES

                           -------------------------

     Kellogg Company (the "Company" or "Kellogg") has registered with the Securities and Exchange Commission (the "Commission") $400,000,000 principal amount of its debt securities, consisting of notes and/or debentures denominated in United States dollars or any other currency or currency unit, to be offered from time to time in one or more series, on terms to be determined at or prior to the time of sale (the "Debt Securities"). The Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered, the specific title, the aggregate principal amount, the authorized denominations, the currency of issue and payment, the initial public offering price, the maturity, the interest rate or rates (which may be either fixed or variable), if any, and/or method of determination thereof, the time of payment of any interest, any redemption, extension or early repayment terms, any provision for mandatory or voluntary sinking fund payments, the net proceeds to the Company and other specific terms relating to such series of Debt Securities.

     The Debt Securities may be issued in registered form or bearer form with coupons attached, or both. In addition, all or a portion of the Debt Securities of a series may be issued in temporary or permanent global form. Debt Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities."

     The Company may sell the Debt Securities to or through underwriters, and also may sell the Debt Securities directly to other purchasers or through agents. See "Plan of Distribution." In addition, the Debt Securities may be sold to dealers who may later resell to investors at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Debt Securities. If any agents of the Company, or any underwriters, are involved in the sale of any Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement.

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                           -------------------------

                The date of this Prospectus is January 21, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, WITH RESPECT TO PARTICULAR DEBT SECURITIES, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE DEBT SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet website at http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Debt Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by the Company are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-4171); and

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) which have been or may be incorporated by reference in this Prospectus. Requests should be addressed to Richard M. Clark, Senior Vice President, General Counsel and Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49016 (Telephone: (616) 961-2181).

                                  THE COMPANY

     Kellogg Company and its subsidiaries are engaged in the manufacture and marketing of ready-to-eat cereal and other convenience food products on a worldwide basis. The principal products of the Company are ready-to-eat cereals and other convenience food products which are manufactured in 19 countries and distributed in nearly 160 countries. Ready-to-eat cereals are marketed under the KELLOGG'S(R) name and are sold principally to the grocery trade through direct sales forces for resale to consumers and through broker and distribution arrangements in less developed market areas. In addition to ready-to-eat cereals, the Company produces and distributes toaster pastries, frozen waffles, crispy marshmallow squares, bagels, and cereal bars. The Company also markets several other convenience food products in various locations throughout the world.

     Kellogg Company was incorporated in Delaware in 1922 as the successor to Kellogg Toasted Corn Flake Company which had been incorporated in Michigan in 1906. As used herein and in the Prospectus Supplement, the term "Company" or "Kellogg" refers to Kellogg Company and its consolidated subsidiaries, unless otherwise indicated or unless the context otherwise requires. The Company's principal business offices are located at One Kellogg Square, Battle Creek, Michigan 49016; the telephone number is (616) 961-2000.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement or Prospectus Supplements, the net proceeds to be received by the Company from the sale of the Securities will be used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company and its subsidiaries, whether or not consolidated, for the nine-month period ended September 30, 1997 and for each of the years in the five-year period ended December 31, 1996. For the purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense plus interest capitalized and that portion (one third) of rental expenses considered to be interest. Earnings are computed by adding fixed charges except interest capitalized to earnings before income taxes. A statement setting forth the computation of the ratio of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

 NINE MONTHS
    ENDED                 YEAR ENDED DECEMBER 31,
SEPTEMBER 30,     ----------------------------------------
     1997         1996     1995     1994     1993     1992
-------------     ----     ----     ----     ----     ----
      9.4         11.4     10.8     18.3     19.5     23.5

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued in one or more series under an indenture, dated as of August 1, 1993 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). A copy of the Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections, articles or defined terms of the Indenture are referred to herein, such sections, articles or defined terms shall be as specified in the Indenture. Certain defined terms in the Indenture are capitalized herein.

GENERAL

     The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not limit the amount of other indebtedness or securities which may be issued by the Company. All Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Reference is made to the Prospectus Supplement for the following and other possible terms of each series of offered Debt Securities (the "Offered Debt Securities") in respect of which this Prospectus is being delivered: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the percentage of their principal amount at which the Offered Debt Securities will be offered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable; (v) the rate or rates (or manner of calculation thereof), if any, at which the Offered Debt Securities will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Offered Debt Securities in registered form, the record date for the interest payable on any interest payment date; (vi) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon the maturity thereof (whether at the stated maturity date, upon acceleration or otherwise); (viii) any mandatory or optional sinking fund provisions; (ix) any redemption, repurchase and/or call provisions (whether at the option of the Company, the holders thereof or any other designated person) applicable to the Offered Debt Securities; (x) whether the Offered Debt Securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of the Offered Debt Securities in bearer form and whether and the terms upon which Offered Debt Securities in bearer form will be exchangeable for Offered Debt Securities in registered form and vice versa; (xi) whether and under what circumstances the Company will pay additional amounts on the Offered Debt Securities held by a person who is not a U.S. person (as defined in the Indenture) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts; (xii) any provisions relating to the conversion of the Offered Debt Securities into Debt Securities of a different series; (xiii) the currency or currency unit in which the Offered Debt Securities are issued or payable (and, if such currency or currency unit is other than U.S. dollars, certain other terms relating to such Offered Debt Securities, including the authorized denominations); (xiv) whether the Offered Debt Securities will be represented by a single global note registered in the name of a depository's nominee and, if so, the method of transferring beneficial interests in the global note; and (xv) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of the Offered Debt Securities. (Section 2.3) To the extent not described herein, principal and interest, if any, will be payable, and the Offered Debt Securities will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable thereto will be described in the Prospectus Supplement or Prospectus Supplements relating to any such series of Debt Securities.

     Principal and interest will be payable, and the Debt Securities will be transferable or exchangeable, at the office or offices or agency maintained by the Company for such purposes, provided that payment of interest on any registered Debt Securities may be made, if so provided for in such Debt Securities, at the option of the

Company by check mailed to the registered holders. Interest on registered Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

     The Debt Securities may be issued in registered form or bearer form or both as specified in the terms of the series. Additionally, the Debt Securities may be represented by a single global note registered in the name of a depository's nominee and, if so represented, beneficial interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by a designated depository and its participants.

     To the extent set forth in the Prospectus Supplement or Prospectus Supplements accompanying this Prospectus, interest on Debt Securities in bearer form will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Company located outside of the United States and its possessions. (Sections
3.1 and 3.2.) The Company will maintain such an agency for a period of two years after the principal of such Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax laws or regulations, the Company will maintain a paying agent outside of the United States and its possessions to which such Debt Securities and coupons related thereto may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 3.2.)

     Debt Securities in bearer form and any coupons will be transferable by delivery. (Section 2.8.)

     If appropriate, material Federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

     The Debt Securities offered hereby will be issued in denominations of $1,000 or any whole multiple of $1,000 or the equivalent thereof in foreign denominated currency or currency units, unless otherwise specified in the Prospectus Supplement. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

EXCHANGE OF SECURITIES

     Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.8.)

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purposes and upon fulfillment of all other requirements of such agent. (Section 2.8.) The terms of a series of Debt Securities will normally not permit registered Debt Securities to be exchanged for bearer Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by a mortgage (as defined in the Indenture) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Debt Securities and then existing or thereafter created) shall be secured equally and ratably with such Debt so long as such Debt shall be so secured, except that the foregoing restriction shall not apply to (i) mortgages on property, shares of stock or indebtedness (herein referred to as "property") of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) mortgages on property existing at the time of acquisition thereof or mortgages to secure all or part of the purchase price of such property or to secure Debt incurred prior to, at the time of, or within 360 days after, the acquisition, completion of construction or commencement of commercial operation of such property for the purpose of financing the purchase price of such property or construction or improvements thereon, provided that the mortgage shall not apply to property theretofore owned by the Company or any Restricted Subsidiary other than real property substantially unimproved for the use intended by the Company or such Restricted Subsidiary; (iii) mortgages on property of a Restricted Subsidiary securing Debt owing to the Company or another Restricted Subsidiary;
(iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that any such mortgages do not affect property theretofore owned by the Company or such Restricted Subsidiary; (v) mortgages on property owned or leased by the Company or a Restricted Subsidiary in favor of the United States of America, any State, any other country, or any political subdivision thereof or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; (vi) mortgages existing at the date of the Indenture; (vii) certain landlords' liens; (viii) mortgages to secure partial, progress, advance or other payments or any Debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property; (ix) mortgages arising in connection with contracts with or made at the request of the United States of America, any State, or any department, agency or instrumentality of any of the foregoing; (x) mechanics' and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith; (xi) mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license; (xii) mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith; (xiii) mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or (xiv) any extension, renewal or replacement (or successive extensions, renewals, or replacements) in whole or in part of any mortgage referred to in the foregoing clauses (i) to (xiii), inclusive.

     Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the Consolidated Net Tangible Assets (as defined in the Indenture) of the Company as calculated on the basis of its latest quarterly financial statements preceding the date of such determination. (Section 3.6.)

     The Company will covenant that it will not enter, nor will it permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the Debt Securities (provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the retirement (other than any mandatory retirement) of long-term non-subordinated Debt of the Company or long-term Debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 3.7.)

     If upon any consolidation or merger of the Company or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of the Company or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary which is owned immediately after such event by the Company or a Restricted Subsidiary would thereupon become subject to any mortgage, pledge, security interest or other lien or encumbrance, the Company, prior to or concurrently with such event, will effectively provide that the Debt Securities shall be secured (equally and ratably with, if the Company shall determine, any other indebtedness of or guaranteed by the Company or a Restricted Subsidiary ranking equally with the Debt Securities) by a direct lien on such Principal Property, shares of stock or indebtedness, prior to all liens other than any theretofore existing thereon, so long as such Principal Property, shares of stock or indebtedness shall be subject to such mortgage, security interest, pledge, lien or encumbrance. (Section 9.2.)

     The term "Subsidiary" is defined to mean any corporation which is consolidated in the Company's accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation is at the time owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries. The term "Restricted Subsidiary" is defined to mean any Subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns a Principal Property and (iii) in which the Company's investment exceeds 1% of the consolidated assets of the Company as shown on its latest quarterly financial statements; provided, however, that the term "Restricted Subsidiary" does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities. The term "Principal Property" is defined to mean any manufacturing plant or facility which is located within the continental United States of America and is owned by the Company or any Restricted Subsidiary, unless the Board of Directors of the Company (or any duly authorized committee thereof) by resolution declares that such plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety. (Section 1.1.)

     There are no covenants or other provisions which would offer protection to securityholders in the event of a highly leveraged transaction, rating downgrade or similar occurrence.

EVENTS OF DEFAULT

     An Event of Default with respect to any series of Debt Securities will be defined as being: default for 30 days in payment of interest on any Debt Security of that series; default in payment of principal (or premium, if any) on any Debt Security of that series as and when the same becomes due either upon maturity, upon redemption (for any sinking fund payment or otherwise), by declaration or otherwise; default by the Company in the performance of any of the other covenants or agreements in the Indenture relating to Debt Securities of that series which shall not have been remedied within a period of 90 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of the Debt Securities of that series then outstanding; certain events of bankruptcy, insolvency or reorganization of the Company or any other Event of Default provided in the supplemental indenture or resolution of the board of directors under which such series of Debt Securities is issued or in the form of Security for such series. (Section 5.1.) Additional Events of Default may be prescribed for the benefit of holders of certain series of Debt Securities which, if prescribed, will be described in the Prospectus Supplement relating to such Debt Securities. The Indenture provides that the Trustee shall, with certain exceptions, notify the holders of Debt Securities of each series of Events of Default known to it and affecting that series within 90 days after the occurrence thereof. (Section 5.11.)

     The Indenture provides that if an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of Debt Securities of that series then outstanding may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest or premium on Debt Securities of that series) may be waived by the holders of a majority in principal amount of the Debt Securities of that series then outstanding. (Sections 5.1 and 5.10.)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default with respect to any series of Debt Securities shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers in the Indenture at the request or direction of any of the holders of that series, unless such holders shall have offered to the Trustee reasonable security or indemnity. (Sections
6.1 and 6.2.) Subject to such provisions for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Debt Securities of each series affected by an Event of Default and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 5.9.) The Indenture requires the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indenture. (Section 4.3.)

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to Debt Securities of that series and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any Debt Security to receive payment of the principal of (and premium, if any) and any interest on such debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder. (Sections 5.6 and 5.7.)

SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture with respect to any series (except for certain specified surviving obligations including, among other things, the Company's obligation to pay the principal of and interest on the Debt Securities of such series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the Debt Securities of such series or the deposit with the Trustee of cash or appropriate government obligations or a combination thereof sufficient for such payment or redemption in accordance with the Indenture and the terms of the Debt Securities of such series. (Section 10.1)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Debt Securities of such series or modifying in any manner the rights of the holders of the Debt Securities of such series; provided that no such supplemental indenture may, among other things,
(i) extend the final maturity of any Debt Security, or reduce the rate or extend the time of payment of any interest thereon, or reduce the principal amount thereof, premium thereon, or reduce any amount payable upon any redemption thereof, without the consent of the holder of each Debt Security so affected, or
(ii) reduce the aforesaid percentage of Debt Securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all Debt Securities of such series then outstanding. (Section 8.2.)

CONCERNING THE TRUSTEE

     The Company maintains customary banking relationships with Harris Trust and Savings Bank, the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain parties to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Parties with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such parties must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The Company has not determined whether or not it will list any of the offered Debt Securities on a national securities exchange. Additionally, the Company has not been advised by any underwriters that they intend to make a market in offered Debt Securities. No assurances can be given as to the liquidity of, or trading markets for, any offered Debt Securities.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for the Company by Richard M. Clark, Senior Vice President, General Counsel and Secretary of the Company. Certain legal matters in connection with the Debt Securities offered hereby will be passed upon for any underwriters by Mayer, Brown & Platt, 190 South La Salle Street, Chicago, Illinois, 60603.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENT. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                          ---------------------------

                               TABLE OF CONTENTS

                                          Page
                                          ----
PROSPECTUS SUPPLEMENT
Recent Developments...................     S-2
Use of Proceeds.......................     S-2
Description of Notes..................     S-2
Book-Entry, Delivery and Form.........     S-5
Certain United States Federal Income
  Tax Considerations..................     S-6
Plan of Distribution..................    S-11

                  PROSPECTUS
Available Information.................       2
Incorporation of Certain Documents By
  Reference...........................       2
The Company...........................       3
Use of Proceeds.......................       3
Ratio of Earnings to Fixed Charges....       3
Description of Debt Securities........       3
Plan of Distribution..................       9
Legal Opinions........................       9
Experts...............................       9

             ======================================================
             ======================================================

                                  $400,000,000

                                KELLOGG COMPANY

                        5 3/4% EXTENDIBLE NOTES DUE 2001
                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                January 30, 1998
                          ---------------------------
                                LEHMAN BROTHERS

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